Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 24, 2013 on the restated consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2012 and 2011 and the related restated consolidated statements of comprehensive loss, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2012 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2012 and our report on the effectiveness of internal control over financial reporting dated March 28, 2013, except for the effect of the restatement described in Note 16 to the consolidated financial statements and the matter described in the third and fourth paragraphs of Management’s Report on Internal Control over Financial Reporting (Restated), as to which the date is April 24, 2013. The report on the effectiveness of internal control over financial reporting of the Company is included in the Company’s Form 10-K/A (Amendment No. 2) for the year ended December 31, 2012, which is incorporated by reference in the Company’s Form S-3 Registration Statement (SEC File No. 333-176505).

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

May 9, 2013